EXHIBIT 10.1

Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was Filed Separately With The Securities And Exchange Commission.

ASSET PURCHASE AGREEMENT

by and between

CytRx Corporation,

as Seller,

and

Orphazyme ApS,

as Buyer

May 13, 2011

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of May 13, 2011, by and between CytRx Corporation, a Delaware corporation (“Seller”), and Orphazyme ApS, a company organized under the laws of Denmark (“Buyer”).  Seller and Buyer are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns certain pre-clinical and clinical data, intellectual property rights and other assets relating to certain compounds, and Seller and Buyer desire for Buyer to acquire such rights and assets upon the terms set forth herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance of Filing Submission” means with respect to an MAA, the occurrence of the earlier of: (a) the expiration of the period specified in Applicable Law for any notice by the applicable Regulatory Authority that such MAA will not be accepted for review, without Buyer, its Affiliates or their licensees having received such notice from such Regulatory Authority; or (b) the receipt by Buyer, its Affiliates or their licensees from the applicable Regulatory Authority of notice that such MAA is accepted for review, provided that in any case, if neither such period for acceptance  nor such notice is provided for in Applicable Law, then the MAA shall be deemed “accepted” on the date such MAA was submitted to the applicable Regulatory Authority.

“Acquired Patents” means the Patents set forth in Schedule 2.1(b)(i).

“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with a Party to this Agreement.  For this purpose, “control” means direct or indirect beneficial ownership of at least 50% of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or other business entity, whether by contract or otherwise.

 “ALS or Stroke Orphazyme Product” means an Orphazyme Product that is developed or labeled for the treatment or prevention of amyotrophic lateral sclerosis or stroke.

“Applicable Law” means applicable laws, statutes, rules, regulations and guidances, including rules, regulations, guidances, guidelines or other requirements of Regulatory Authorities or other Governmental Bodies, as in effect from time to time in any jurisdiction.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“BIOREX Acquisition Agreement” has the meaning set forth in Section 2.3(a).

“BIOREX Acquisition Date” has the meaning set forth in Section 2.3(a).

“Books and Records” means, to the extent they relate to the Purchased Assets and are maintained by Seller or its Affiliates as of the Closing Date, (a) all books, records, files, documents, data, information and correspondence, whether in electronic or tangible form, including all records with respect to supply sources; (b) trial master files, all pre-clinical, clinical and process development data and reports relating to research or development of the Products or of any materials used in the research, development or manufacture of the Products, including all raw data relating to clinical trials of the Products, all case report forms relating thereto, all statistical programs developed (or modified in a manner material to the use or function thereof) to analyze clinical data; (c) all records, including vendor and supplier lists, manufacturing records, sampling records, standard operating procedures, quality control and release testing procedures and batch records, related to the manufacturing process; (d) all data contained in laboratory notebooks relating to the Products or relating to their biological, physiological, mechanical or formula properties; (e) all drug master files, all adverse experience reports and files related thereto (including source documentation), all periodic adverse experience reports and all data contained in electronic data bases relating to periodic adverse experience reports, all complaint databases and other regulatory files; (f) all analytical and quality control data; (g) all documentation relating to the Product Intellectual Property; and (h) all correspondence, minutes or other communications with the FDA maintained by Seller or any of its Affiliates as of the Closing Date, including all books, records, files, documents, data, information and correspondence that Seller acquired from  BIOREX Kutató és Fejlesztö Rt. pursuant to the BIOREX Acquisition Agreement.

“Business Day” means any day other than a Saturday, Sunday or a statutory or civic holiday in the State of California or Copenhagen, Denmark, or other day on which banks in the State of California or Copenhagen, Denmark are permitted or required to close by Applicable Law.

“Clinical Trial” means any controlled clinical study sponsored by Buyer, its Affiliates or their licensees of an Orphazyme Product in humans designed to establish the safety or efficacy of an Orphazyme Product.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Payment” has the meaning set forth in Section 2.5.

“Commercialize” means to manufacture, market, promote, distribute, import, export, offer to sell or sell a drug.

“Competing Product” means any Product that is developed or labeled for the treatment or prevention of lysosomal storage diseases.

“Compound” means any of: (a) arimoclomol, iroxanadine and bimoclomol, as such molecules are further described in Schedule 1; and (b) any other compound for which its composition of matter is claimed under any of the Acquired Patents.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated December 17, 2010 between Seller and Buyer.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“EMA” means the European Medicines Agency or any successor thereto.

“Encumbrance” means any lien, pledge, security interest, mortgage, option, license, right of first refusal or similar restriction.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“Governmental Authorization” means any approval, consent, license, permit, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

“Governmental Body” means any Federal, state, provincial, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency.

“IFRS” means International Financial Reporting Standards.

“IND” means any investigational new drug application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. § 312, Subpart B or any comparable filings with any Regulatory Authority in any other jurisdiction, including any application for a clinical trial authorization (CTA).

“Know-How” means all technical, scientific and medical information, data, knowledge, know-how, inventions and trade secrets that are necessary or useful for the development, registration, manufacturing, formulation, sale, use and commercialization of the Compounds or Products, including any and all: (a) research and development files, including information concerning the clinical, toxicological and pharmacological properties of the Compound, (b) manufacturing records, process development reports and files, batch documentation, master batch records, quality control and release testing procedures, and specifications, (c) adverse event reports and files, complaint databases and other regulatory files, (d) pre-clinical and clinical studies and files, including reports, case report forms and other materials or correspondence filed with or received from a Governmental Body, investigator or contract research organization, and (e) all technical, scientific and medical information, data, knowledge, know-how, inventions and trade secrets that Seller acquired from  BIOREX Kutató és Fejlesztö Rt. pursuant to the BIOREX Acquisition Agreement.

“Knowledge” means the actual knowledge of, with respect to any matter in question, (i) in the case of Buyer, any officer or director of Buyer, and (ii) in the case of Seller, David Haen, Benjamin Levin or any officer or director of Seller.

“Legal Requirement” means any Federal, state, provincial, local or foreign constitution, law, statute, rule or regulation.

“License Revenues” means, with respect to any license agreement entered into by Buyer or its Affiliates and a Third Party within [***] after the Closing Date that grants rights under the Purchased Assets to Commercialize an Orphazyme Product,  (a) all upfront and other payments payable to Buyer or its Affiliates in connection with the execution of such license agreement, (b) any development or regulatory milestone payments payable to Buyer or its Affiliates prior to the first commercial sale of an Orphazyme Product that is subject to any such license agreement, and (c) license maintenance fees payable to Buyer or its Affiliates; but excluding, without limitation, royalties, profit sharing and other payments based on sales.

“MAA” means a marketing authorization application, new drug application or other product registration application filed with any Regulatory Authority to obtain approval to sell an Orphazyme Product in a country or region and all supplements, variations and other amendments thereof.

“MAA Approval” means, with respect to each country or region, approval of the applicable MAA by the applicable Regulatory Authority.

“Major European Union Country” means Germany, France, Italy, Spain or the United Kingdom.

“Net Sales” means, in relation to an Orphazyme Product, the gross amounts invoiced on sales of such Orphazyme Product by Buyer or any of its Affiliates or their licensees to a Third Party purchaser in an arms-length transaction, less the following customary deductions, to the extent specifically allocated to any such Orphazyme Product and actually taken, paid, accrued or allowed:

(a)           normal and customary trade, cash and/or quantity discounts or allowances, and credits allowed or paid, in the form of deductions actually allowed or fees actually paid with respect to sales of such Orphazyme Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;

(b)           rebates, chargebacks, and discounts (or equivalent thereof) actually granted to managed health care organizations, pharmacy benefit managers (or equivalent thereof), federal, state/provincial, local or other governments, or their agencies or purchasers, reimbursers, or trade customers;

(c)           excise taxes, use taxes, tariffs, sales taxes and customs duties, and/or other government charges imposed on the sale of such Orphazyme Product to the extent included in the price and separately itemized on the invoice price but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale and including value add taxes, but only to the extent that such value add taxes are not reimbursable or refundable;

(d)           outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice price; and

(e)           retroactive price reductions, credits or allowances actually granted upon claims, rejections or returns of such Orphazyme Product, including for recalls or damaged goods and billing errors.

 “Non-ALS or Stroke Orphazyme Products” means an Orphazyme Product that is not being developed, and is not labeled, for the treatment or prevention of amyotrophic lateral sclerosis or stroke.

“Orphazyme Product” means any Product developed by Buyer, its Affiliates or their licensees.

“Patent Assignment” means the Patent Assignment Agreement to be executed and delivered at the Closing by Seller and Buyer, in the form attached hereto as Exhibit A.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)).

“Person” means any individual, corporation, partnership, limited liability company, trust, association, organization, or other entity or Governmental Body.

“Phase III Clinical Trial” means a controlled pivotal clinical study sponsored by Buyer, its Affiliates or their licensees of an Orphazyme Product that is prospectively designed to establish efficacy and safety for the purpose of preparing and submitting an MAA.

“Proceeding” means any action, arbitration, investigation, litigation or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Product” means any pharmaceutical formulation containing a Compound.

“Product Intellectual Property” means (i) the Acquired Patents and (ii) the Know-How.

“Product Inventory” means all inventories of Compounds and Products in existence as of the date of this Agreement, including samples, placebos, raw materials, clinical trial materials and works in process owned by Seller or any of its Affiliates.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Regulatory Authority” means any Governmental Body responsible for granting MAA Approvals for drugs, including the FDA, EMA and any corresponding national or regional regulatory authorities.

“Regulatory Approvals” means all Governmental Authorizations required by any Governmental Body or under any Applicable Laws to own, use, develop or manufacture the Purchased Assets, including all INDs.

“Regulatory Exclusivity” means any of: (a) a designation as a drug for rare diseases or conditions under Sections 526 et seq. of the FDC Act or EC Regulation No. 141/2000, as amended; (b) an exclusive right to sell pursuant to Section 505(j)(4) of the FDC Act or the data exclusivity provisions under Directives 2004/27/EC and 2001/83/EC and Regulation (EC) 726/2004, as amended; or (c) the completion of pediatric studies requested by the FDA under Section 505A et seq. of the FDC Act or EU Regulation 1901/2006, as amended, and in each of the foregoing, the equivalent rights in any other country.

“Royalties” has the meaning set forth in Section 2.8(a).

“Sales and Royalty Report” means a written report showing each of: (a) the Net Sales of each Orphazyme Product during the reporting period; (b) the Royalties payable with respect to such Net Sales; (c) the exchange rate(s) used to compute such amounts; and (d) applicable withholding taxes.

“Tax” means any and all taxes, assessments, levies, tariffs, duties or other charges, or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any applicable Governmental Body.

“Territory” means the world.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Valid Claim” means a claim of an issued Acquired Patent that has not expired or been revoked, held invalid or enforceable by an administrative agency, court or other governmental agency or competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

ARTICLE 2

ASSETS TO BE PURCHASED

2.1           Purchased Assets.  Seller hereby sells, conveys, assigns, transfers and delivers to Buyer free and clear of all Encumbrances (except for the Encumbrances described on Schedule 2.1(a)), and Buyer hereby purchases and acquires from Seller, all right, title and interest in and to the following (the “Purchased Assets”):

(a)           Product Inventory;

(b)           Product Intellectual Property;

(c)           all contracts relating to the Purchased Assets that are set forth on Schedule 2.1(c) (the “Assigned Contracts”);

(d)           Books and Records;

(e)           Regulatory Approvals;

(f)           all present and future rights, claims, credits, causes of action, rights of indemnity, warranty rights, guarantees, rights of contribution, rights to refund, rights of recovery and rights of setoff against Third Parties to the extent related to the Purchased Assets; and

(g)           all goodwill associated with the Purchased Assets.

2.2           Assumed Liabilities. Buyer hereby assumes and agrees to pay, perform and discharge when due, only the liabilities, obligations or commitments arising out of any Assigned Contract to the extent incurred after the Closing Date, except for those liabilities specifically excluded in Section 2.3(c) and (e) (the “Assumed Liabilities”) (and, for the avoidance of doubt, not including any liability arising out of or relating to a breach of such contract which occurred prior to the Closing).

2.3           Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, Buyer does not assume, and shall not have any obligation to pay, perform or discharge, any liability of Seller other than the Assumed Liabilities, all of which shall be retained by and remain liabilities, obligations and commitments of Seller (collectively, the “Excluded Liabilities”).  Excluded Liabilities shall include:

(a)           any liabilities, obligations or commitments arising out of or relating to that certain Asset Sale and Purchase Agreement by and among BIOREX Kutató és Fejlesztö Rt., BRX Research and Development Company Ltd and Seller (the “BIOREX Acquisition Agreement”) dated October 4, 2004 (the “BIOREX Acquisition Date”);

(b)           any liabilities, obligations or commitments arising out of or relating to the ownership or use of the Purchased Assets prior to the Closing Date;

(c)           any obligations with respect to the employment of any individual who is a party to any confidentiality or non-disclosure agreement listed on Schedule 2.1(c);

(d)           any liabilities and obligations arising out of or relating to the return of Products or any product liability, breach of warranty or similar claim for injury or other harm to person or property, regardless of when asserted, that arises out the any clinical study or other development, use or misuse of Products supplied by, for or on behalf of Seller prior to the Closing Date;

(e)           any obligations, if any, to make any payments to the ALS Charitable Remainder Trust dated August 28, 2006 (“ALSCT”) in accordance with that certain Royalty Agreement dated August 28, 2006 between Seller and ALSCT as amended by that certain letter agreement dated August 13, 2009 between Seller and ALSCT, on any sums payable by Buyer to Seller pursuant to this Agreement;

           (f)           except to the extent specifically provided in Section 2.2, all other liabilities, obligations and commitments, regardless of when they are asserted, billed or imposed or when they become due or payable, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Products or the Purchased Assets to the extent such liabilities, obligations or commitments are attributable to any action, omission, performance, non-performance, event, condition or circumstance prior to the Closing Date.

2.4           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof, or such other date as Buyer and Seller may mutually determine (the “Closing Date”).  Title to, ownership of, control over and risk of loss of the Purchased Assets shall pass to Buyer effective as of 12:01 a.m. on the Closing Date unless expressly provided otherwise herein.  The Parties shall, at Buyer’s cost and risk, within a reasonable period of time after the Closing Date, make arrangements for the shipping, storage or disposal (upon written instructions from the Buyer and at Buyer’s cost) of the Purchased Assets.

2.5           Closing Payment.   At the Closing, Buyer shall deliver to Seller by wire transfer to an account specified by Seller, in immediately available funds, an amount equal to the sum of $[***] (the “Closing Payment”).

2.6           Development and Regulatory Milestone Payments. Buyer shall also pay the following development and regulatory milestone payments:

(a)           With respect to Non-ALS or Stroke Orphazyme Products and subject to the terms set forth in subsection (b) below, Buyer shall make the following non-refundable cash payments to Seller following the achievement of the corresponding milestone event by Buyer, its Affiliates or their licensees:

Milestone Event	First Non-ALS or Stroke Orphazyme Product Milestone Payment	Second Non-ALS or Stroke Orphazyme Product Milestone Payment
First dosing in the first Clinical Trial	$[***]	$[***]
First dosing in the first Phase III Clinical Trial	$[***]	$[***]
MAA Approval by the EMA or the applicable Regulatory Authority in a Major European Union Country	$[***]	$[***]
MAA Approval in the United States	$[***]	$[***]
MAA Approval in Japan	$[***]	$[***]

(b)           Buyer shall pay to Seller the amounts set forth under the column entitled “First Non-ALS or Stroke Orphazyme Product Milestone Payment” when the first Non-ALS or Stroke Orphazyme Product developed by Buyer, its Affiliates or their licensees achieves the corresponding milestone event. Buyer shall pay to Seller the amounts set forth under the column entitled “Second Non-ALS or Stroke Orphazyme Product Milestone Payment” when the second Non-ALS or Stroke Orphazyme Product developed by Buyer, its Affiliates or their licensees achieves the corresponding milestone event. A Non-ALS or Stroke Orphazyme Product will not be considered the second Non-ALS or Stroke Orphazyme Product for purposes of the preceding sentence unless it contains a different Compound than the first Non-ALS or Stroke Orphazyme Product. The amounts payable under the column entitled “First Non-ALS or Stroke Orphazyme Product Milestone Payment” will be paid only once. The amounts payable under the column entitled “Second Non-ALS or Stroke Orphazyme Product Milestone Payment” will be paid only once.  For the avoidance of doubt, milestones achieved by Third Parties under investigator-sponsored studies shall not be deemed achieved by Buyer, its Affiliates or their licensees, even if Buyer provides product under a material transfer agreement to such Third Party.

(c)           With respect to each ALS or Stroke Orphazyme Product, Buyer shall make the following non-refundable cash payments to Seller following the achievement of the corresponding milestone event by Buyer, its Affiliates or their licensees:

Milestone Event	Milestone Payment
First dosing in the first Phase III Clinical Trial	$[***]
Acceptance of Filing Submission by EMA	$[***]
MAA Approval by the EMA or the applicable Regulatory Authority in a Major European Union Country	$[***]
Acceptance of Filing Submission by FDA	$[***]
MAA Approval in the United States	$[***]
MAA Approval in Japan	$[***]

Each milestone payment shall be payable only once for each ALS or Stroke Orphazyme Product irrespective of the number of times the milestone events shall have been achieved by such ALS or Stroke Orphazyme Product. A subsequent ALS or Stroke Orphazyme Product is eligible to achieve the milestone payments listed above if: (i) it contains a Compound that is different than other ALS or Stroke Orphazyme Products previously achieving such milestone; or (ii) it contains the same Compound as another ALS or Stroke Orphazyme Product previously achieving such milestone, but such subsequent ALS or Stroke Orphazyme Product is for a different indication (i.e. ALS or Stroke) than such ALS or Stroke Orphazyme Product previously achieving such milestone. Notwithstanding the foregoing, an ALS or Stroke Orphazyme Product is eligible to achieve the milestone payments listed above even if such product contains a Compound that was used to develop a Non-ALS or Stroke Orphazyme Product that achieved one or more milestone payments pursuant to subsections (a) and (b) above.  For the avoidance of doubt, milestones achieved by Third Parties under investigator-sponsored studies shall not be deemed achieved by Buyer, its Affiliates or their licensees, even if Buyer provides product under a material transfer agreement to such Third Party.

(d)           Buyer shall provide Seller with written notice of the achievement of each milestone and pay to Seller the corresponding milestone payment within 30 days after such milestone is achieved.

2.7           Sales Milestones.  Within 30 days after the achievement by Buyer, its Affiliates or their licensees in any calendar year of aggregate Net Sales of Orphazyme Product(s) reaching the sales milestone levels set forth below, Buyer shall pay to Seller the additional non-refundable amounts set forth below:

Sales Milestone (Annual Aggregate Net Sales)	Milestone Payment
Aggregate annual Net Sales > $[***]	$[***]
Aggregate annual Net Sales > $[***]	$[***]
Aggregate annual Net Sales > $[***]	$[***]

Each milestone payment shall be payable only once irrespective of the number of times the milestone events shall have been achieved.  Multiple milestone payments may be payable with in a particular calendar year if more than one milestone event is achieved in that calendar year.

2.8           Royalties.

(a)           Buyer shall pay Seller royalties (the “Royalties”) equal to the following percentages of Net Sales:

(i)           [***]% on Net Sales of all Orphazyme Products that are labeled and prescribed for the treatment or prevention of amyotrophic lateral sclerosis or stroke; and

(ii)           [***]% on Net Sales of all other Orphazyme Products.

(b)           Upon MAA Approval of an ALS or Stroke Orphazyme Product, Buyer and Seller shall establish procedures for the calculation of Royalties with respect to such product in accordance with subsection (a) above.  Any such procedures shall include the use of Third Party prescription data.

2.9           Royalty Term.  Royalties shall be paid on a country-by-country basis and Orphazyme Product by Orphazyme Product basis until the later of: (i) the expiration of all Valid Claims claiming the composition of matter or use of such Orphazyme Product for the approved indication in such country, (ii) the expiration of all Regulatory Exclusivity for such approved indications in such country for such Orphazyme Product; or (iii) [***] from the date of MAA Approval in such country for such Orphazyme Product (the “Royalty Term”).  The Royalties payable under Section 2.8 shall be reduced by [***]% on a country-by-country basis and Orphazyme Product by Orphazyme Product basis for the remainder of the Royalty Term upon the expiration of all Valid Claims claiming the composition of matter or use of such Orphazyme Product for the approved indication in such country and the expiration of all Regulatory Exclusivity for such approved indications in such country for such Orphazyme Product. The Royalties payable under Section 2.8 shall be reduced by [***]% on a country-by-country basis and Orphazyme Product by Orphazyme Product basis for the remainder of the Royalty Term if, at the time of the first commercial sale of an Orphazyme Product in a country, there are no Valid Claims claiming the composition of matter or use of such Orphazyme Product for the approved indication in such country and there is no Regulatory Exclusivity for such approved indications in such country for such Orphazyme Product.

2.10           Third Party IP. If Buyer obtains a license or immunity from suit from any Third Party that is reasonably necessary for Buyer, its Affiliates or any of their licensees to exercise or use the rights granted to Buyer herein in respect of any Orphazyme Product in any country or to develop or Commercialize Orphazyme Products in any country, and Buyer, its Affiliates or any of their licensees pays any Third Party any up-front fee, milestone, royalty, or other payment (each, a “Third Party Payment”) in consideration of obtaining such license or immunity from suit, Buyer shall have the right to offset up to [***]% of such Third Party Payments that are allocable to an Orphazyme Product against Royalties payable to Seller under Section 2.8 in respect of sales of such Orphazyme Product; provided, that such offset shall not exceed [***]% of the Royalties otherwise payable in respect of sale of such Orphazyme Product; and provided further that any portion of the [***]% of such Third Party Payments that may be offset against Royalties payable to Seller under Section 2.8 may be applied against Royalties to be paid in respect of such Orphazyme Product in subsequent periods until fully depleted. Not less than 20 Business Days prior to entering into any agreement providing for payment of Third Party Payments, Buyer shall send Seller a written notice describing in reasonable detail the terms of the proposed agreement and reasons for entering into such agreement.  If requested by Seller, the Parties shall then discuss such terms and Buyer shall consider in good faith any views expressed by Seller.  For purposes of clarity, any such license or immunity with respect to any Orphazyme Product will not be deemed necessary and will not qualify as a Third Party Payment under this Section 2.10 if said license or immunity is required only for combinations or for formulations, delivery routes or methods of administration that were not used by Seller and will not be subject to such offset unless agreed to in writing by the Parties.

2.11           Royalty Adjustment for Generic Competition. In the event that there is Generic Competition (as defined below) with respect to an Orphazyme Product in any country during the Royalty Term, then the Royalties payable for Net Sales in respect of such Orphazyme Product in such country shall be reduced by [***]% following the first occurrence of Generic Competition in such country and for long as Generic Competition prevails in such country.  In this Section, “Generic Competition” means the initiation of commercial sales of a generic version of an Orphazyme Product in a country.

2.12           Sales and Royalty Report. Within 60 days after each quarter during the Royalty Term, Buyer will provide to Seller a Sales and Royalty Report, together with a payment of all Royalties payable on Net Sales during such quarter.

2.13           Audit of Sales and Royalty Report. Seller shall have the right for a period of three years after receiving any Sales and Royalty Report to appoint a U.S. or internationally-recognized independent accounting firm (which is reasonably acceptable to Buyer) to inspect the relevant records of Buyer or its Affiliates to verify such Sales and Royalty Report.  Buyer and its Affiliates shall make their records available for inspection by the accounting firm during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Seller, solely to verify the accuracy of the Sales and Royalty Reports.  Such inspection right shall not be exercised more than once in any year. Seller shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such audit of more than 5% of the amount paid, Buyer shall pay for such audit.

2.14           Non-Royalty Licensing Fee.  With respect to any license agreement entered into by Buyer or its Affiliates and a Third Party within 18 months after the Closing Date that grants rights under the Purchased Assets to Commercialize an Orphazyme Product, Buyer will pay Seller a fee equal to [***]% of any License Revenues (the “Non-Royalty Licensing Fee”).  Buyer shall provide Seller with a written notice within 30 days of the entry by Buyer or its Affiliates into each license agreement of an Orphazyme Product, and shall pay to Seller any Non-Royalty Licensing Fee within 30 days of receipt by Buyer or its Affiliates of any License Revenues.  The Non-Royalty Licensing Fee will be in addition to, and not in lieu of, the other any other payments Buyer is required to pay to Seller with respect to any such licensed Orphazyme Product under this Agreement.

2.15           Disclaimer. BUYER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY ORPHAZYME PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED. BUYER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OF IMPLIED, THAT IT WILL USE DILIGENT OR ANY EFFORTS TO REACH THE MILESTONES AND NET SALES LEVELS SET FORTH IN THIS AGREEMENT. THE PARTIES AGREE THAT BUYER HAS ABSOLUTE DISCRETION WITH RESPECT TO WHICH COMPOUNDS OR PRODUCTS IT PURSUES, IF ANY, AND THAT BUYER IS UNDER NO OBLIGATION TO PURSUE ANY ALS OR STROKE ORPHAZYME PRODUCTS. THE PARTIES AGREE THAT THE BUYER MAY, IN ITS SOLE DISCRETION, CEASE ANY FURTHER WORK OR EXPENDITURE ON ANY OF THE PRODUCT INTELLECTUAL PROPERTY, AND MAY, AT ITS SOLE DISCRETION, ABANDON, NOT FURTHER PURSUE OR RENEW THE SAME.

2.16           Currency; Holidays.  All currency amounts set forth or referred to in this Agreement are in United States Dollars.  All payments under this Agreement shall be made in United States Dollars to the credit of such bank account as may be designated in writing by the Party receiving payment.  Any payments which fall due on a date that is a legal holiday in California may be made on the next following day that is not a legal holiday in California.

2.17           Taxes. Seller will pay any and all Taxes levied on account of any payments made to it under this Agreement.  If any Taxes are required to be withheld by Buyer, Buyer will: (a) deduct such Taxes from the payment made to Seller; (b) timely pay the Taxes to the proper taxing authority; (c) send proof of payment to Seller; and (d) reasonably assist Seller in its efforts to obtain a credit for such Tax payment.  Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

2.18           Sales, Use and Other Taxes.  All transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration or other similar transfer taxes (collectively, “Transfer Taxes”) incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred, shall be borne by Seller.  The Parties hereto agree to reasonably cooperate with each other to claim any applicable exemption from, or reduction of, any applicable Transfer Taxes.

2.19           Assignment of Purchased Assets; Consents of Third Parties.  Notwithstanding anything in this Agreement to the contrary, (a) this Agreement shall not constitute an agreement to sell, transfer, assign or deliver to Buyer any Purchased Assets if such Purchased Assets are not transferable under applicable laws or regulations, and (b) this Agreement shall not constitute an agreement to assign any asset or claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, or would be ineffective with respect to any party to an agreement concerning such asset.  If any transfer or assignment by Seller of any Purchased Assets is limited by the immediately preceding sentence, or any assumption by Buyer of, any interest in, or liability, obligation or commitment under any asset requires the consent of a third party and such consent has not been obtained, then such transfer, assignment or assumption shall be subject to any such consent or required authorization being obtained.  Seller shall use commercially reasonable efforts to obtain such consent or authorization as promptly as practicable, and Seller and Buyer shall cooperate in any lawful and commercially reasonable mutually agreeable arrangement under which (x) Buyer shall obtain (without infringing upon the legal rights of such third party or outside party or violating any applicable laws) the economic claims, right and after-Tax benefits under the asset, claim or right with respect to which the consent or authorization has not been obtained in accordance with this Agreement and (y) Buyer shall assume any related economic burden with respect to the asset, claim or right with respect to which the consent or authorization has not been obtained (including any related Assumed Liability), at no additional costs to Buyer.

ARTICLE 3

REPRESENTATIONS OF SELLER

Seller represents to Buyer as follows as of the date of this Agreement:

3.1           Incorporation and Good Standing.  Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite power and authority to own or use the Purchased Assets.  Seller is duly qualified to do business as a foreign entity and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2           Authority; Enforceability; No Conflict.

(a)           Seller has the requisite power and authority to enter into this Agreement and the Patent Assignment and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Patent Assignment by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller.  This Agreement has been duly executed and delivered by Seller and, upon the execution and delivery by Seller of the Patent Assignment, and further assuming the due authorization, execution and delivery of this Agreement and the Patent Assignment by Buyer, this Agreement and the Patent Assignment will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(b)           Neither the execution and delivery of this Agreement nor the Patent Assignment nor the consummation or performance of any of the transactions contemplated hereby nor thereby by Seller will:  (i) violate any provision of Seller’s Certificate of Incorporation or Bylaws; (ii) violate any Legal Requirement applicable to Seller or the transactions contemplated hereby in any material respect; or (iii) result in the creation of any Encumbrance upon any of the Purchased Assets pursuant to the terms or provisions of, or will result in the breach or violation in any material respect of, or constitute a default under, any Assigned Contract.

(c)           Seller is not or will not be required to give any notice to any Governmental Body or obtain any Governmental Authorization in connection with the execution and delivery of this Agreement or the Patent Assignment or the consummation or performance of any of the transactions contemplated hereby or thereby.

(d)           Except as set forth on Schedule 3.2(d), no notice to, declaration, filing or registration with, or authorization, consent, approval from any other third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the Patent Assignment or the consummation or performance of any of the transactions contemplated hereby or thereby.

3.3           Title of Purchased Assets.  Seller has good and transferable title to each of the Purchased Assets, free and clear of all Encumbrances.

3.4           Compliance With Legal Requirements; Governmental Authorizations.  Seller is, and has since the BIOREX Acquisition Date been, in compliance in all material respects with all Legal Requirements applicable to the Purchased Assets.

3.5           No Proceedings; Orders.  There is no pending Proceeding that has been commenced (a) relating to the Purchased Assets or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.  To the Knowledge of Seller, no such Proceeding has been threatened.  There is no order issued by any Governmental Body to which any Purchased Asset is subject.

3.6           Contracts.

(a)           Except for the Assigned Contracts, Seller is not a party to or bound by any oral or written contract, lease, license, indenture, agreement, commitment or any other legally binding arrangement (including broker, agency, supply and distribution agreements), that is used or held for use in connection with the Purchased Assets.  Except for the Assigned Contracts, there are no other oral or written contracts, leases, licenses, indentures, agreements, commitments or any other legally binding arrangements (including broker, agency, supply and distribution agreements) relating to the Purchased Assets.

(b)           All Assigned Contracts are valid, binding and in full force and effect and will continue to be legal, valid, binding and enforceable immediately following the Closing in accordance with the terms thereof as is in effect immediately prior to the Closing.  Seller has performed all obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the Knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default in any respect thereunder. Seller has not received any notice of the intention of any party to terminate any Assigned Contract. Complete and correct copies of all Assigned Contracts and amendments thereto have been made available to Buyer.

(c)           Except as set forth on Schedule 3.6(c), none of the recipients under any of the material transfer agreements listed on Schedule 2.1(c) have any right, title or interest in or to the Product Intellectual Property.

(d)           The Purchased Assets do not include any confidential information disclosed to Seller pursuant to any of the confidentiality and non-disclosure agreements listed on Schedule 2.1(c).

(e)           The molecule group NP 51 described on Exhibit A to that certain Agreement dated February 10, 2006 between N-GENE Research Laboratories Inc. US and Seller (the “N-GENE Agreement”) does not cover any Compound. The N-GENE Agreement does not restrict Seller’s right to use any Compound and does not give N-GENE any rights to any Compound.

3.7           Intellectual Property.

(a)           Seller or an Affiliate of Seller is the owner of all right, title and interest in and to, or otherwise has the right to use, the Product Intellectual Property free and clear of any Encumbrance.  No Person other than Seller and its Affiliates, including any current or former employee or consultant of Seller and its Affiliates, has any proprietary, commercial or other interest in any of the Product Intellectual Property.  Details of the registrations and applications relating to the Acquired Patents are set forth in Schedule 2.1(b)(ii) hereto.

(b)           Except as set forth in Schedule 3.7(b) hereto, no Proceeding is pending or, to the Knowledge of Seller, threatened against Seller or its Affiliates based upon, challenging or seeking to deny or restrict the use of any Product Intellectual Property or alleging that the development, manufacture, marketing, use, sale, import, export of the Products infringes, misappropriates, violates, dilutes or otherwise constitutes unauthorized use of the intellectual property rights of any Third Party, and, to the Knowledge of Seller, there is no reasonable basis for any such claim.

(c)            To the Knowledge of Seller, no Third Party is engaging in any activity that infringes or misappropriates the Product Intellectual Property.

(d)           Except as set forth in Schedule 3.7(d) hereto, Seller has not received any written notice of any claim of invalidity or unenforceability of the Acquired Patents in the Territory. None of the Acquired Patents are involved in any litigation, reissue, interference, reexamination, or opposition, and to the Knowledge of Seller, no inequitable conduct that would be in violation  of 37 C.F.R. § 1.56, or its foreign equivalent, if applicable, has been committed in the prosecution of any of the Acquired Patents.

(e)           All necessary filing, issuance, registration, and maintenance fees due from Seller with respect to the registered Product Intellectual Property in the Territory have been paid in a timely manner.  All documents, certificates and other materials required to maintain such pending, issued or registered intellectual property rights within the Product Intellectual Property owned by Seller or its Affiliates have been filed in a timely manner with the relevant Governmental Bodies.

(f)           Except as set forth in Schedule 3.7(f) hereto, Seller has not granted any licenses to the Product Intellectual Property to a Third Party. Except as set forth in Schedule 3.7(f) hereto, there are no existing agreements, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to, any of the Product Intellectual Property. Except as set forth in Schedule 3.7(f) hereto, Seller nor its Affiliates have entered into any agreement (i) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Product Intellectual Property, or (ii) expressly agreeing to indemnify any Person against any charge of infringement of any Product Intellectual Property.

(g)           Seller or its Affiliates have the unrestricted right to assign, transfer and/or grant to Buyer all rights in the Product Intellectual Property, in each case free of any rights or claims of any Person and without obligations to pay any royalties, license fees or other amounts to any Person.

(h)           The Acquired Patents set forth on Schedule 2.1(b)(i) constitute all of the Patents owned or controlled by Seller or its Affiliates that claim or disclose any of arimoclomol, iroxanadine and bimoclomol, as such molecules are further described in Schedule 1, or any methods of manufacturing or using such molecules.

3.8           Brokers or Finders.  Seller has not retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.9           Disclosure. Seller has made available to Buyer all material information of Seller and its Affiliates concerning safety, efficacy, side effects or toxicity related to the Products (in animals or humans), associated with or derived from any pre-clinical or clinical use, studies, investigations or tests of the Products (in animals or humans) in all indications for the Products that have been studied by Seller, whether or not determined to be attributed to the Products.

3.10           Regulatory Approvals.

(a)           A complete and accurate list of all Regulatory Approvals used in connection with the Purchased Assets is set forth on Schedule 3.10(a).  Seller has made available to Buyer complete and accurate copies of all such Regulatory Approvals listed on Schedule 3.10(a).

(b)           Except as disclosed on Schedule 3.10(b): (i) all Regulatory Approvals listed on Schedule 3.10(a) are valid and in full force and effect, and no other Regulatory Approvals are required for the lawful use of the Purchased Assets as they are currently being used; (ii) no consent of or notice to any Governmental Body is required in respect of any such Regulatory Approval by reason of the transactions contemplated by this Agreement; (iii) no such Regulatory Approval will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement; (iv) Seller is in compliance in all material respects with such Regulatory Approvals and is not in violation of, or default under, any such Regulatory Approvals; (v) to the Knowledge of Seller, no event has occurred or circumstance exists that, with or without notice or the passage of time or both, could (A) constitute or result in a violation of or failure to comply with any such Regulatory Approval or (B) result in the revocation, withdrawal, suspension, cancellation, termination or material modification of any such Regulatory Approval; (vi) Seller has not received written or oral notice from any Governmental Body or other Person regarding (A) any actual, alleged or potential violation of or failure to comply with any such Regulatory Approval or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of any such Regulatory Approval; and (vii) during the past 5 years Seller has duly filed on a timely basis all applications that were required to be filed for the renewal of such Regulatory Approvals, and has duly made on a timely basis all other filings required to have been made in respect of such Regulatory Approvals and all such applications and filings were true, complete and correct in all material respects.

3.11           Regulatory Compliance.  To the extent applicable to any of the Products in the Territory:

(a)           Seller has made available to Buyer copies of all material reports of inspectors or officials from any Governmental Body of any event or condition requiring attention or correction or that is objectionable or otherwise contrary to applicable Legal Requirements.

(b)           Since the BIOREX Acquisition Date, and except as set forth on Schedule 3.11(b), the Products have been developed, manufactured, labeled, stored, tested and distributed in compliance with all applicable Legal Requirements.

(c)           All preclinical trials and clinical trials, if any, conducted by or, to the Knowledge of Seller, on behalf of Seller, with respect to the Products have been, and are being, conducted in compliance in all material respects with the applicable requirements of Good Laboratory Practice and Good Clinical Practice requirements contained in 21 C.F.R. Part 58 and Part 312 and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, and all similar Legal Requirements.

(d)           With respect to the Products, to the Knowledge of the Seller, all manufacturing operations conducted for the benefit of Seller with respect to the Products have been and are being conducted in compliance in all material respects with the FDA’s current Good Manufacturing Practice regulations for drug products, including 21 C.F.R. Parts 210 and 211, and all similar Legal Requirements.

(e)           Since the BIOREX Acquisition Date, none of the Products has been recalled, suspended or discontinued as a result of any action by the FDA or any other Governmental Body within the Territory, by Seller or by any licensee, distributor or marketer of the Products.

(f)           Since the BIOREX Acquisition Date, Seller has not received any notice that the FDA or any other Governmental Body has commenced, or threatened to initiate, any action to withdraw approval or request the recall of any of the Products, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production of any of the Products.

(g)           To the Knowledge of Seller, there are no facts, circumstances or conditions that would be sufficient to presently, or solely with the passage of time in the ordinary course of business, provide a reasonable basis for a recall, suspension or discontinuance of any of the Products.

(h)           With respect to the Products, to the Knowledge of Seller, Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or give rise to a claim of false advertising under the Trademark Act of 1946 (Lanham Act), as amended (15 USC §§ 1114-27).  Additionally, to the Knowledge of Seller, none of Seller or any of its officers, key employees or agents involved with respect to the Purchased Assets has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

(i)           Set forth on Schedule 3.11(i) is a complete and accurate list of all clinical trials involving a Compound that have been initiated since the BIOREX Acquisition Date, whether or not such trials are still ongoing, which list shall include all investigator-initiated and Seller-sponsored clinical trials.

3.12           Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE SCHEDULES TO THIS AGREEMENT), SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND SELLER DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY OTHER PERSON OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE OR ANY OTHER PERSON WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

ARTICLE 4

REPRESENTATIONS OF BUYER

Buyer represents to Seller as follows as of the date of this Agreement:

4.1           Incorporation and Good Standing.  Buyer is duly organized, validly existing, and in good standing under the laws of Denmark.  Buyer is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2           Authority; No Conflict.

(a)           Buyer has the requisite power and authority to enter into this Agreement and the Patent Assignment and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Patent Assignment by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer.  This Agreement has been duly executed and delivered by Buyer and, upon the execution and delivery by Buyer of the Patent Assignment, and further assuming the due authorization, execution and delivery of this Agreement and the Patent Assignment by Seller, this Agreement and the Patent Assignment will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether considered in a proceeding in equity or at law.

(b)           Neither the execution and delivery of this Agreement nor the Patent Assignment nor the consummation or performance of any of the transactions contemplated hereby nor thereby will (i) violate any provision of Buyer’s formation or organizational documents; (ii) violate any Legal Requirement applicable to Buyer or the transactions contemplated hereby; or (iii) result in the breach or violation of, or constitute a default under, any material contract or agreement to which Buyer is a party or by which Buyer may be bound, except in the case of clauses (ii) and (iii) for such violation, breach, or default which would not reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

(c)           Buyer is not, and will not be, required to give any notice to any Governmental Body or obtain any Governmental Authorization in connection with the execution and delivery of this Agreement or the Patent Assignment or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, approvals, consents or authorizations which have been obtained or made or which, if not obtained or made, would not reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

(d)           No notice to, declaration, filing or registration with, or authorization, consent, approval from any other third party is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the Patent Assignment or the consummation or performance of any of the transactions contemplated hereby or thereby.

4.3           No Proceedings.  There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4           Brokers or Finders.  Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 5

COVENANTS

5.1           Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the acquisition of the Purchased Assets by Buyer.

5.2           Transition Services.  For a period beginning on the Closing Date and ending on the 6-month anniversary of the Closing Date, as reasonably requested by Buyer from time to time, Seller agrees to assist Buyer in understanding the INDs and Know-How. If Buyer desires further assistance from Seller beyond the initial 6-month period, Seller may, but is under no obligation to, continue to assist Buyer at an hourly rate to be negotiated by the Parties.

5.3           Non-Competition.

(a)           From and after the Closing Date until the [***] anniversary of the Closing Date (the “Restricted Period”), except as permitted by this Section 5.3, neither Seller nor any of its Affiliates shall, directly or indirectly through any third party, (i) conduct any preclinical or clinical development with regard to, or make, have made, sell, offer to sell, import, license, market, promote or Commercialize, any Competing Product in the Territory, or (ii) engage in, or have any majority equity ownership in, or participate in the financing, operation or management of, any Person that engages in, the direct or indirect development, manufacture, licensing, promotion or Commercialization of any Competing Product in the Territory (the “Restricted Business Activities”). This Section 5.3 shall cease to be applicable to any Person at such time as it is no longer an Affiliate of Seller.

(b)           Seller acknowledges that the restrictions set forth in this Section 5.3 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of Buyer.  Seller acknowledges that Buyer may be irreparably harmed and that monetary damages may not provide an adequate remedy to Buyer in the event the covenants contained in this Section 5.3 are not complied with in accordance with their terms.  Accordingly, Seller agrees that any breach or threatened breach by it of any provision of this Section 5.3 may entitle Buyer to seek injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including Damages) which may be available to Buyer.

(c)           It is the desire and intent of the parties that the provisions of this Section 5.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any provisions of this Section 5.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable.  If any provisions of this Section 5.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

5.4           Later-Discovered Patents.  The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall ensure that all assets and rights intended to be deemed Purchased Assets shall be treated as such and all liabilities, obligations and commitments intended to be deemed Assumed Liabilities or Excluded Liabilities, shall be treated as such.  In furtherance, and not limitation, of the foregoing, if either Party discovers any Patent owned or controlled by Seller or its Affiliates that claims or discloses any of arimoclomol, iroxanadine and bimoclomol, as such molecules are further described in Schedule 1, or any methods of manufacturing or using such molecules, and was not transferred to Buyer at the Closing, Seller shall assign and transfer such Patent as promptly as possible after such discovery.

ARTICLE 6

INDEMNIFICATION; REMEDIES

6.1           Indemnification by Seller.  Subject to the other provisions of this Article 6, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, representatives, agents and shareholders (collectively, the “Buyer Indemnified Parties”) and shall reimburse the Buyer Indemnified Parties for any loss, liability, claim, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Damages”), to the extent caused by or arising from (a) any breach of any representation or warranty of Seller in this Agreement or the Patent Assignment, (b) any breach of any covenant or agreement of Seller in this Agreement or the Patent Assignment, or (c) any Excluded Liabilities.

6.2           Indemnification by Buyer.  Subject to the other provisions of this Article 6, Buyer will indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, representatives, agents and shareholders (collectively, the “Seller Indemnified Parties”) and shall reimburse the Seller Indemnified Parties for any Damages, to the extent caused by or arising from (a) any breach of any representation or warranty of Buyer in this Agreement or the Patent Assignment, (b) any breach of any covenant or agreement of Buyer in this Agreement or the Patent Assignment, or (c) any Assumed Liabilities.

6.3           Third Party Claims.

(a)           If a Third Party asserts that a Buyer Indemnified Party or any Seller Indemnified Party (collectively, the “Indemnified Persons”) is liable to such Third Party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article 6, then such Indemnified Person may make a claim for indemnification pursuant to this Article 6 and shall be reimbursed in accordance with the applicable provisions of this Agreement for any such Damages for which it is entitled to indemnification pursuant to this Article 6 (subject to the right of the indemnifying Party to dispute the Indemnified Person’s entitlement to indemnification under the applicable terms of this Agreement).

(b)           The Indemnified Person shall give prompt written notification to Seller or Buyer, as the case may be, of the commencement of any Proceeding relating to a Third Party claim for which indemnification pursuant to this Article 6 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying Seller or Buyer, as the case may be, shall relieve Seller or Buyer, as the case may be, of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 30 days after delivery of such notification, Seller or Buyer, as the case may be, may, upon written notice thereof to the Indemnified Person, assume control of the defense of such Proceeding provided Seller or Buyer, as the case may be, acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such Proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article 6.  During such time as Seller or Buyer, as the case may be, is controlling the defense, the Indemnified Person shall cooperate, and cause its Affiliates, agents, licensees to cooperate upon request of Seller or Buyer, as the case may be, in the defense, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Seller or Buyer, as the case may be. If Seller or Buyer does not, as the case may be, so assume control of such defense, the Indemnified Person shall control such defense. The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such Proceeding and the defense thereof.  The Indemnified Person shall not agree to any settlement of such Proceeding without the prior written consent of Seller or Buyer, as the case may be, which shall not be unreasonably withheld, conditioned or delayed.  Seller or Buyer, as the case may be, shall not agree to any settlement of such Proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed.

6.4           Certain Limitations on Indemnification Obligations.

(a)           The Buyer Indemnified Parties shall not be entitled to indemnification under Section 6.1(a) until the aggregate amount of Damages incurred by the Buyer Indemnified Parties for all claims under Section 6.1 in the aggregate exceeds $10,000 (the “Basket Amount”), and the Seller will be liable under Section 6.1(a) only for the amount of such Damages that exceed the Basket Amount; provided, however, that this sentence shall not apply to indemnification claims under Section 6.1(a) with respect to any breach of any representation and warranty contained in Sections 3.1, 3.2 and 3.3.

(b)           The Seller shall have no liability under Section 6.1(a) other than with respect to any breach of any representation and warranty contained in Sections 3.1, 3.2 and 3.3 with respect to Damages incurred by the Buyer Indemnified Parties in excess of an aggregate amount equal to the cumulative sum of the Closing Payment and any milestone and royalty payments actually received by Seller.  The limitation set forth in the preceding sentence shall not apply to any Damages resulting from fraud, willful breach or intentional misrepresentation and shall in no way restrict or limit Buyer’s right to offset in accordance with Section 6.6 below.

6.5           Treatment of Indemnity Payments. Any payment made to Buyer pursuant to this Article 6 shall be treated as a reduction in the Closing Payment for Tax purposes.  Any payment made to Seller pursuant to this Article 6 shall be treated as an increase in the Closing Payment for Tax purposes.

6.6           Buyer’s Right to Offset. Buyer may withhold sums payable to Seller pursuant to this Agreement, to the extent of any claim asserted by a Buyer Indemnified Party, and offset against the amounts due under this Agreement any amounts or estimated amounts that a Buyer Indemnified Party is entitled pursuant to indemnification or reimbursement under this Agreement. Any sums so withheld will operate as a discharge, to the extent of the amount withheld, of Buyer’s payment obligations to Seller under this Agreement.

ARTICLE 7

GENERAL PROVISIONS

7.1           Expenses.  Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

7.2           Confidentiality.

(a)           Buyer acknowledges that the information being provided to it in connection with the acquisition of the Purchased Assets and the consummation of the other transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon the Closing Date, the Confidentiality Agreement shall terminate with respect to information provided to Buyer solely to the extent that such information relates to the Purchased Assets; provided, that Buyer acknowledges that any and all other information provided to it by Seller or its respective representatives concerning Seller and their Affiliates (other than such information related to the Purchased Assets) shall remain subject to the terms and conditions of the Confidentiality Agreement for its duration.

(b)           Each Party may make a press release or other public announcement with respect to the terms of this Agreement or the transactions contemplated hereby after approval in advance by the other Party, which approval shall not be unreasonably withheld. In the event that each Party desires to make a press release or other public announcement, the parties agree that the terms of this Agreement and the transactions contemplated hereby shall be consistently described in each such press release or other public announcement. Prior to the Closing, Buyer and Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

(c)           Each of Buyer and Seller agree that the terms of this Agreement and the Patent Assignment shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Patent Assignment shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Legal Requirement or the listing standards of any stock exchange on which equity securities of a Party are traded.  In the event that such disclosure, availability or filing is required by applicable Legal Requirement or such listing standards, each of Buyer and Seller (as applicable) agrees to promptly notify the other Party and to use commercially reasonable efforts to obtain “confidential treatment” of this Agreement and the Patent Assignment with the U.S. Securities and Exchange Commission (or the equivalent treatment by any other Governmental Body) and to redact such terms of this Agreement and the Patent Assignment as the other Party shall request.  Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent (in no event be required to be more restrictive than) to those of this Agreement and the Confidentiality Agreement, to any actual or potential acquirers, merger partners, collaboration partners, alliance partners, sublicensees, licensees and professional advisors.

(d)           Seller shall keep confidential, and will cause its Affiliates, employees, agents, consultants, licensees and sublicensees to keep confidential, all information provided to Seller in connection with acquisition of the Purchased Assets and the consummation of the other transactions contemplated hereby and relating to the Purchased Assets, except as required by Legal Requirement and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.2(d).  The covenant set forth in this Section 7.2(d) shall survive the Closing.

7.3           Notices.  All notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes on the next Business Day following the date of first attempted delivery after being mailed by first class certified or registered mail, postage prepaid, (b) the next Business Day after being sent by nationally recognized overnight courier for next Business Day delivery with proof of delivery to the recipient received by the courier in the form of a signature of recipient, or (c) when personally delivered.

If to Buyer:	Orphazyme ApS Ole Maaløs Vej 3 DK-2200 Copenhagen Denmark Attention: Anders Hinsby, Chief Executive Officer

with a copy to (which shall not constitute notice):	Wiggin and Dana LLP 400 Atlantic Street Stamford, Connecticut 06911 Attention: James F. Farrington, Jr.

If to Seller:	CytRx Corporation 11726 San Vicente Blvd Suite 650 Los Angeles, CA 90049 Facsimile: 310-826-6139 Attention: Steven A. Kriegsman, Chief Executive Officer

with a copy to (which shall not constitute notice):	CytRx Corporation 11726 San Vicente Blvd Suite 650 Los Angeles, CA 90049 Facsimile: 310-826-6139 Attention: Benjamin S. Levin, General Counsel

7.4           Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.5           Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL ANY PARTY HERETO OR ITS AFFILIATES BE LIABLE OR RESPONSIBLE TO ANY OTHER PARTY HERETO FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING ANY CLAIMS FOR DAMAGES BASED UPON LOST REVENUES OR PROFITS, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH THEREOF; PROVIDED,  THAT IF A BUYER INDEMNIFIED PARTY IS HELD LIABLE TO A THIRD PARTY FOR ANY OF SUCH DAMAGES AND SELLER IS OBLIGATED TO INDEMNIFY SUCH BUYER INDEMNIFIED PARTY FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THEN SELLER SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE SUCH BUYER INDEMNIFIED PARTY FOR, THE TOTAL AMOUNT OF SUCH DAMAGES HOWSOEVER CHARACTERIZED.

7.6           Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

7.7           Entire Agreement and Modification.  Except for the Confidentiality Agreement, which remains in full force and effect in accordance with Section 7.2, this Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the Patent Assignment) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended or modified except by a written agreement duly executed by each of the Parties hereto.

7.8           Disclosure Schedule.  The information and disclosures in the Disclosure Schedule are intended only to qualify and limit the representations and warranties of Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.  The Section numbers in the Disclosure Schedule correspond to the section numbers in this Agreement.  Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

7.9           Assignments, Successors and No Third-Party Rights.  No Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior consent of the other Party, and any purported assignment without consent shall be void. Notwithstanding the preceding sentence, Buyer may assign its rights with respect to the Products to a successor to Buyer by way of a merger of Buyer or sale of all or substantially all of the assets of Buyer relating to the Products if such assignee assumes in writing all of Buyer’s obligations under this Agreement; provided that no such assignment shall relieve Buyer of its obligations hereunder.  Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

7.10           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11           Section Headings; Construction; Conflicts.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All bare references to “Section” or “Sections” without the accompanying words “of the Disclosure Schedule” refer to the corresponding Section or Sections of this Agreement.  All references to “hereof,” “hereto” and “hereunder” shall refer to this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. In the event of any conflict between the provisions of this Agreement and the provisions of any Patent Assignment, the provisions of this Agreement shall prevail.

7.12           Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.13           Governing Law.  This Agreement and the Patent Assignment will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

7.14           Arbitration.  Except as otherwise expressly provided in this Agreement, the Parties agree that any dispute not resolved internally by the Parties shall be resolved through binding arbitration conducted under the auspices of the American Arbitration Association in accordance with its International Arbitration Rules (the “Rules”), except as modified in this Agreement.  A Party may initiate arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute.  Each Party shall select one arbitrator, and the two arbitrators so selected shall choose a third arbitrator.  All three arbitrators shall serve as neutrals and have at least 10 years of (a) dispute resolution experience or (b) legal or business experience in the biotech or pharmaceutical industry.  Notwithstanding anything to the contrary in this Section 7.14, in the event of a dispute regarding the Acquired Patents, at least one arbitrator shall have expertise in patent law. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules.  Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator.  The arbitration proceedings shall be conducted in New York, New York.  The arbitration proceedings and all pleadings and written evidence shall be in the English language.  Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof.  Each Party agrees to use reasonable efforts to make all of its current employees available to the extent determined by the tribunal to be reasonably needed.  The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than 90 days after conclusion of the hearing, unless otherwise agreed by the Parties.  Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.  Each Party agrees that, notwithstanding any provision of applicable law or of this Agreement, it will not request, and the arbitrators shall have no authority to award, punitive or exemplary damages against any Party.  The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breaching these arbitration provisions and without abridging the powers of the arbitrators.  At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.  The arbitrators shall have the power to decide all questions of arbitrability.  The Parties agree that (x) they shall share equally the fees and expenses of the arbitrators and (y) each Party shall bear its own attorneys’ fees and associated costs and expenses.

7.15           Service.  The Parties hereby agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 7.3 (Notices), or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in such manner.

7.16           Execution of Agreement; Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

Orphazyme ApS By: /s/ Martin Bonde Name: Martin Bonde Title: Chairman of the Board By: /s/ Anders Hinsby Name: Anders Hinsby Title: Chief Executive Officer	CytRx Corporation By: /s/ Stephen A. Kriegsman Name: Stephen A. Kriegsman Title: President and CEO

Exhibit A

Patent Assignment

See attached.

Schedule 1
Compounds

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